Exhibit 10.20
10.20 Agreement for Sale of Commodity entered by and between Shandong
Xiangrui Pharmacy Co.,Ltd. and Shijiazhuang Penghai Pharmacy Co., Ltd.
Party A: Shandong Xiangrui Pharmacy Co., Ltd.
Party B: Shijiazhuang Penghai Pharmacy Co., Ltd.
•	General Information
•	Pursuant to the contract entered on October 13, 2010, Party B will buy glucose of 40 tons from Party A.
•	Fees of the Commodity and Payment Arrangement
•	The total price will be RMB 150,000.

•	Party B shall pay before the goods are delivered.
•	Delivery Date
•	This contract shall be effective until November 20, 2010
•	Headlines of the articles omitted
•	Validity, Modification and Termination of Contract

•	Dispute Settlement

•	Breach of the Agreement

•	Miscellaneous